Filed pursuant to Rule 433

Registration No. 333-121067

March 29, 2006

$350,000,000

3YR FEDERAL FUNDS FLOATING RATE NOTES

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/ A+/ A+
Principal Amount:	$350,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	April 3, 2006
Maturity Date:	April 3, 2009
Coupon:	Federal Funds (Open) Rate plus 0.18%
Interest Payment Dates:	Oct. 3, Jan. 3, Apr. 3, Jul. 3, commencing on July 3, 2006
Day Count Convention/
Business Day Convention:	Actual/360; Modified Following, Adjusted
Interest Reset Periods
and Interest Reset Dates:	Daily on each Business Day, commencing on April 3, 2006,
provided that (a) the Fed Funds (Open) Rate in effect for
any day that is not a Business Day shall be the Fed Funds (Open)
Rate in effect for the prior Business Day and (b) the Fed Funds
(Open) Rate in effect on the second Business Day preceding an
Interest Payment Date shall remain in effect for all days following such day prior to such Interest Payment Date.
Interest Determination Dates:	Each Interest Reset Date.
Denominations:	$1,000
Underwriters:	Lehman Brothers (98%) (bookrunner)
Blaylock, Ramirez & Co. (1% each)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.